CERTIFICATE OF WEALTH INTERNATIONAL, INC.
                             A NEVADA CORPORATION

                     PURSUANT TO SECTION 78.207(4) OF THE

                           NEVADA REVISED STATUTES


     FIRST: The name of the corporation is Wealth International, Inc. (the "Company").

     SECOND: On August 27, 1996, pursuant to a resolution of the Board of Directors and the affirmative vote at a special meeting of stockholders of persons owning a majority of the outstanding voting securities of the Company, the Company effected a reverse split of the Company's issued and outstanding common stock, effective as of August 29, 1996, on the basis of one share for 250 shares; however, the resolution provided that such reverse split shall not alter the Company's authorized capital of 500,000,000 shares and that the par value of the Company's common stock shall be retained at one mili ($0.001), with appropriate adjustments in the additional paid in capital and stated capital accounts of the Company; and such resolution provided further that no fractional shares shall be issued as a result thereof, with all fractions being rounded to the nearest whole share, and that no certificate shall represent nor shareholder shall own less than 50 shares as a result of such reverse split.

     THIRD: The number of authorized shares and the par value of the Company's common stock immediately before the reverse split were 500,000,000 shares and one mill ($0.001), respectively.

     FOURTH: The number of authorized shares and the par value of the Company's common stock immediately after the reverse split were 500,000,000 shares and one mill ($.001), respectively.

     FIFTH: The number of shares of the Company's common stock to be issued after the reverse split in exchange for each pre-split share of common stock is 45,500, subject to any adjustment as outlined in the SECOND paragraph above or one 250th of one share for each outstanding share.

     SIXTH: No fractional shares will be issued as a result of the reverse split. There is no provision for the payment of money or the issuance of script to stockholders otherwise entitled to a fraction of a share as a result of the reverse split.

     SEVENTH: The approval of the affected stockholders is not required, though persons who owned in excess of a majority of the outstanding voting securities of the Company voted in favor of the reverse split in accordance with the Nevada Revised Statutes.

     EIGHTH: The reverse split was recorded on the books and records of the Company as being effective at the close of business on August 29, 1996.

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     IN WITNESS WHEREOF, the undersigned executive officers of the Company hereby executive this Certificate on the 9 day of October, 1996

                                            /S/ Ronald A. Nilsson
                                            ------------------------------
                                            Ronald A. Nilsson, President


                                            /S/ Netella K. Montague
                                            ------------------------------
                                            Netella K. Montague, Secretary

STATE OF UTAH        )
                     ) ss
COUNTY OF SALT LAKE  )

     Ronald A. Nilsson hereby acknowledges that he is the President of Wealth International, Inc., A Nevada corporation, that he has read the foregoing information, and of his personal knowledge, he represents and warrants that such information is true and correct in every material respect.

                                            /S/ Ronald A. Nilsson
                                            ------------------------------
                                            Ronald A. Nilsson


     Subscribed and sworn to before me this 9 day of October, 1996.

                                            /S/ Sheryl A. Ross
                                            ------------------------------
                                            NOTARY PUBLIC